Exhibit 99.1

Dicerna Announces Potent, Durable Knockdown of Gene Expression in Non-human Primates with DsiRNA-EX Conjugates Being Investigated for Treatment of Primary Hyperoxaluria Type 1 (PH1)

TIDES Presentation Describes New, Proprietary Approach for Delivery to the Liver via Subcutaneous Injection

CAMBRIDGE, Mass., May 6, 2015 — Dicerna Pharmaceuticals, Inc. (NASDAQ: DRNA), a leader in the development of RNA interference (RNAi) therapeutics, today presented preclinical data demonstrating the feasibility of its proprietary DsiRNA-EX Conjugate-mediated delivery technology in enabling direct delivery of its RNAi-based investigational therapy to the liver via subcutaneous injection.

In an oral presentation at the 17th Annual TIDES: Oligonucleotide and Peptide Therapeutics from Research through Commercialization Conference in San Diego, Calif., Bob D. Brown, Ph.D., chief scientific officer and senior vice president of research at Dicerna, reported on experiments in non-human primates in which subcutaneous administration of DsiRNA-EX Conjugates resulted in potent and durable knockdown of HAO1, a gene implicated in the pathogenesis of primary hyperoxaluria type 1 (PH1). An orphan disease, PH1 is a rare, inherited liver disorder that often results in progressive and severe kidney damage.

“Utilizing our proprietary DsiRNA-EX technology, we have developed DsiRNA-EX Conjugates that facilitated efficient delivery and gene target knockdown in the liver using GalNAc sugars conjugated to the DsiRNA-EX payload achieving an IC50 with a single dose less than 5 mg/kg,” Dr. Brown explained. “We are very pleased with these first results showing robust knockdown of HAO1 gene expression in non-human primates, and believe we can potentially generalize this strategy to other liver targets.”

Dicerna has developed investigational DsiRNA-EX Conjugates for liver-related diseases by attaching N-acetyl galactosamine (GalNAc) sugars to one or more points on DsiRNA-EX molecules, yielding multiple proprietary conjugate delivery configurations. The GalNAc sugars specifically bind to receptors on target cells, leading to internalization and access to the RNAi machinery within the cells.

“Our DsiRNA-EX Conjugate platform may establish a product engine for subcutaneous delivery of gene-targeted molecules,” commented Douglas Fambrough, Ph.D., chief executive officer of Dicerna. “This capability allows us to investigate, in parallel, potential therapies for use against a wide variety of liver targets for multiple disease indications.”

At the TIDES conference, Dr. Brown reported potent, durable knockdown of HAO1, along with prolonged liver exposure, in non-human primates following single and multiple subcutaneous doses. He noted that the results in animal models were obtained with multiple independent sequences, suggesting a potentially reproducible and broadly applicable platform.

“We are optimizing our DsiRNA-EX Conjugates for four therapeutic liver targets, with additional programs planned,” Dr. Brown said. “We aim to increase our understanding of the GalNAc conjugate medicinal chemistry through ongoing study of this unique therapeutic approach.”

Dr. Brown’s presentation will be available after 12:30p.m. ET on the Events & Presentations page in the Investors & Media section of the Dicerna website.

About Dicerna Pharmaceuticals, Inc.

Dicerna is a biopharmaceutical company focused on the discovery and development of innovative treatments for rare inherited diseases involving the liver and for cancers that are genetically defined. The Company seeks to use its proprietary RNA interference technology platform to build a broad pipeline in these therapeutic areas. In both rare diseases and oncology, Dicerna is pursuing targets that have historically been difficult to inhibit using conventional approaches, but where connections between targets and diseases are well understood and documented. The Company intends to discover, develop and commercialize novel therapeutics either on its own or in collaboration with pharmaceutical partners. For more information, please visit www.dicerna.com.

Cautionary Note on Forward-Looking Statements

This press release includes forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements. DsiRNA-EX Conjugate-mediated delivery technology is in preclinical development, and the process by which a preclinical technology could potentially lead to an approved product is long and subject to significant risks and uncertainties. Applicable risks and uncertainties include those relating to our preclinical and clinical research and other risks identified under the heading “Risk Factors” included in our most recent Form 10-K filing and in other future filings with the SEC. The forward-looking statements contained in this press release reflect Dicerna’s current views with respect to future events, and Dicerna does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Investor Contact:

Westwicke Partners

Peter Vozzo, 443-213-0505

peter.vozzo@westwicke.com

Media Contact:

SmithSolve

Alex Van Rees, 973-442-1555 ext. 111

alex.vanrees@smithsolve.com

Source: Dicerna Pharmaceuticals, Inc.